Exhibit 10.3

Albireo AB and

Jan Mattsson

amended and restated employment agreement regarding managing director

Amended and restated employment agreement

This employment agreement (the “Agreement”) is entered into as of March 6, 2019, and amends and restates the employment agreement entered into on February 14, 2008

BETWEEN:

(1)             Albireo AB, Reg. No. 556737-4631, a company duly incorporated and organised under the laws of Sweden, having the registered address Arvid Wallgrens backe 20, SE-413 46 Gothenburg (the “Company”); and

(2)             Jan Mattsson, Swedish personal identity number 641007-5573, Kullaviksvägen 137, SE-429 33 Kullavik.

The Company and Jan Mattsson are hereinafter separately referred to as a “Party” and jointly as the “Parties”.

1            Background

1.1             It is noted that Jan Mattsson is employed by the Company since 14 February 2008 and that Jan Mattsson’s employment remains valid unless and until terminated by either Party or until otherwise mutually agreed. The Parties have now agreed to revise the terms of employment of Jan Mattsson as set out in this Agreement.

1.2             This Agreement supersedes all previous written or oral agreements between the Company, or any associated company, and Jan Mattsson due to the employment. For the purposes of this Agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

2            Position

2.1             Jan Mattsson is employed and holds the position as shall be employed as Managing Director of the Company and the associated company Elobix AB, and in addition Jan Mattsson shall also hold the position as Chief Scientific Officer of Albireo Pharma, Inc., reporting to the Chief Executive Officer of Albireo Pharma, Inc. Where reference is made in this Agreement to Jan Mattsson’s duties and responsibilities as Managing Director of the Company, the corresponding shall also apply mutatis mutandis towards Elobix AB.

2.2             The Parties note that the provisions of the Swedish Employment Protection Act (Sw. lagen om anställningsskydd (1982:80)) do not apply to Jan Mattsson’s employment.

2.3             Jan Mattsson shall accept appointment to the Company’s or any associated company’s board of directors if so requested. Jan Mattsson is not entitled to any separate compensation for such assignments. In the event of either Party’s termination of this Agreement, Jan Mattsson shall immediately resign from all such assignments following a decision thereon by the Company.

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3            Powers and responsibilities

Jan Mattsson shall as Managing Director report to the Company’s board of directors (the “Board”) and shall:

(a)      manage the business of the Company subject to the Company’s articles of association, the Instructions for the Managing Director adopted by the Board as well as the Company’s guidelines and objectives as otherwise determined by the Board;

(b)      ensure that the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) and other legislation, as well as the Company’s articles of association, are complied with; and

(c)      ensure that the management of the Company is carried out in accordance with sound principles pertaining to both the financial and personnel aspects of the Company.

4             Loyalty

4.1             During the term of employment, Jan Mattsson shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its associated companies and to the discharge of his duties and responsibilities hereunder. Jan Mattsson shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that Jan Mattsson may without advance consent participate in charitable activities and passive personal investment activities, provided that such activities do not, individually or in the aggregate: (i)  interfere with the performance of Jan Mattsson’s duties under this Agreement; (ii) conflict with the business interests of the Company or any of its associated companies; and (iii) violate Sections 14, 15, 16 and 17 of this Agreement.

4.2             Jan Mattsson hereby confirms that as of the date of execution of this Agreement Jan Mattsson is not engaged in any other business or professional engagement for any third party.

5            Company information

Jan Mattsson shall at all times promptly provide the chairman of the Board, or any person designated thereby, with such information and explanations as may be required in connection with matters relating to the employment under this Agreement or in connection with the business of the Company or any of its associated companies.

6            Performance of duties

6.1             Jan Mattsson shall perform his duties at the Company’s current premises in Gothenburg or at any other locations in Sweden where the Company may conduct operations in the future. Jan Mattsson may be required to travel within and outside Sweden from time to

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time in order to promote the Company's interests in the best possible way. Jan Mattsson shall furthermore devote as much time to the Company’s business as required for the performance of the duties.

6.2             For the performance of Jan Mattsson’s duties hereunder, Jan Mattsson is not entitled to any compensation in addition to the compensation set forth in this Agreement.

6.3             During the term of employment, Jan Mattsson shall comply with all policies, practices, and procedures and all codes of ethics or business conduct established by the Company and its associated companies that are applicable to Jan Mattsson’s position, as in effect from time to time.

7            Salary and other remuneration

7.1             Jan Mattsson is entitled to an annual salary of SEK 2,749,996 paid in monthly instalments. The salary shall be paid in accordance with the Company’s policy as applicable from time to time. The salary shall normally be subject to an annual review.

7.2             For each full fiscal year completed during the term of the employment, Jan Mattsson shall be eligible to participate in an annual bonus plan provided by Albireo Pharma, Inc. Jan Mattsson’s annual target bonus opportunity shall be thirty-five percent (35%) of the annual base salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the board or the Compensation Committee of the board of Albireo Pharma, Inc., in accordance with applicable performance criteria reasonably established by the board or the Compensation Committee of the board of Albireo Pharma, Inc. In order to earn an annual bonus for any fiscal year, Jan Mattsson must be employed by the Company on the last date of the applicable fiscal year. Any annual bonus payable hereunder will be paid at the same time as such bonuses are paid to similarly situated executives employed by Albireo Pharma, Inc., but in no event later than two and one-half months following the end of the fiscal year for which the bonus is earned.

7.3             Jan Mattsson shall be eligible to receive grants under the Albireo Pharma, Inc. 2018 Equity Incentive Plan (the “Equity Plan”), and any subsequent equity plan, with the amount of future grants, if any, to be determined by the Board or the Compensation Committee of the Board, and subject to the terms of the Equity Plan or any subsequent equity plan.

7.4             Jan Mattsson shall receive a car allowance of 5883SEK/month.

8            Pension and insurance

8.1             Jan Mattsson’s employment shall expire by the end of the month prior to Jan Mattsson’s 65th birthday.

8.2             The Parties agree that Jan Mattsson shall be entitled to pension benefits as prescribed by the collective bargaining agreement for white collar employees which the Company is bound by. The Parties note that as regards pension benefits, Jan Mattsson is entitled to defined contribution ITP 1.

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8.3             In addition, the Company shall supply occupational group life insurance (“TGL”), industrial (occupational) injury insurance (“TFA”), travel insurance covering Jan Mattsson’s business trips in accordance with the Company’s policy as applicable from time to time.

9            Work equipment

For the performance of Jan Mattsson’s duties, the Company will provide such equipment that the Company deems necessary from time to time.

10          Expenses

10.1           The Company shall reimburse Jan Mattsson for all reasonable travel, hotel, entertainment and other out-of-pocket expenses incurred in the discharge of Jan Mattsson’s duties provided that Jan Mattsson provides the Company with receipts or other supporting documentation, where applicable.

10.2           Expenses drawn on the Company’s credit card (which will be available for Jan Mattsson’s use) which Jan Mattsson has not accounted for in accordance with the Company’s expense reporting policy within one (1) month of the due date of the credit card company’s invoice may be set off by the Company against Jan Mattsson’s net salary.

11          Vacation

11.1           Jan Mattsson is entitled to thirty-two (32) days’ paid vacation per year to be taken at such times as agreed with the chairman of the Board. Vacation pay is calculated in accordance with the terms of the collective bargaining agreement for white collar employees which the Company is bound by.

11.2           The Company shall be entitled to deduct from Jan Mattsson’s final salary as well as from accrued vacation pay, any vacation days that have been taken but have not accrued as per the date of expiry of the employment.

11.3           Following the effective date of this Agreement,if Jan Mattsson is prevented from taking out all vacation days during any vacation year or wishes to save vacation days in accordance with the Swedish Annual Leave Act (Sw. Semesterlagen (1977:480)), Jan Mattsson shall be obliged to consult with the chairman of the Board. This provision shall not apply to any of Jan Mattsson’s saved vacation days as of the effective date of this Agreement.

12          Sick pay

In case of absence due to sickness, the m any other insurance. However, Jan Mattsson shall not be entitled to any compensation for the first day of absence during any sick leave (Sw. karensdag). The provisions of the Swedish Sick Pay Act (Sw. lagen om sjuklön (1991:1047)) and the collective bargaining agreement for white collar employees which the Company is bound by shall apply to any other periods.

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13          Personal data and data security

13.1           Jan Mattsson hereby confirms that the Company has informed him of the Company’s processing and use of employees’ personal data in accordance with the provisions of the applicable data protection legislation.

13.2           Jan Mattsson agrees to comply with the Company’s policies regarding the use of the Company’s computers, e-mail system, Internet services and other software programs. Jan Mattsson is aware and acknowledges that the Company has complete and unrestricted access to all material and e-mail correspondence and an overview of Internet usage that is saved in, or performed via, the Company’s data systems.

14          Intellectual property rights

14.1           For the purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Jan Mattsson (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Jan Mattsson’s employment and during the period of six (6) months immediately following termination of his employment that relate either to (i) all products planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Associated companies, together with all services provided or otherwise planned by the Company or any of its associated companies, during Jan Mattsson’s employment, or (ii) to any prospective activity of the Company or any of its associated companies or that result from any work performed by Jan Mattsson for the Company or any of its associated companies or that make use of Confidential Information (as defined in Section 15) or any of the equipment or facilities of the Company or any of its associated companies.

14.2           Jan Mattsson shall promptly and fully disclose all Intellectual Property to the Company. Jan Mattsson hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Jan Mattsson’s full right, title and interest in and to all Intellectual Property. The Company shall have a right to freely develop and alter such Intellectual Property and to licence and assign them to third parties, with or without a reference to Jan Mattsson’s name. Jan Mattsson shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Jan Mattsson will not charge the Company for time spent in complying with these obligations. All copyrightable works that Jan Mattsson creates in and which relate to his duties under this Agreement shall upon creation be owned exclusively by the Company.

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15          Confidentiality

15.1           For the purposes of this Agreement, “Confidential Information” means any and all information of the Company and its associated companies that is not generally available to the public, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its associated companies, would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its associated companies, (ii) all products planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Associated companies, together with all services provided or otherwise planned by the Company or any of its associated companies, during Jan Mattsson’s employment, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its associated companies, (iv) the identity and special needs of the patients of the Company and its associated companies and (v) the people and organizations with whom the Company and its associated companies have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its associated companies has received, or may receive hereafter, belonging to others or that was received by the Company or any of its associated companies with any understanding, express or implied, that it would not be disclosed.

15.2           Jan Mattsson acknowledges that the Company and its associated companies continually develop Confidential Information, that Jan Mattsson will develop Confidential Information for the Company or its associated companies and that Jan Mattsson will learn of Confidential Information during the course of employment. All Confidential Information which Jan Mattsson creates or to which he has access as a result of his employment or other associations with the Company or any of its associated companies is and shall remain the sole and exclusive property of the Company or its associated company, as applicable. Jan Mattsson shall comply with the policies and procedures of the Company and its associated companies for protecting Confidential Information and shall never disclose to any third party (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its associated companies), or use for his own benefit or gain or the benefit or gain of any third party, any Confidential Information obtained by Jan Mattsson incident to his employment or any other association with the Company or any of its associated companies. Jan Mattsson understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. Further, Jan Mattsson shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 15 shall not apply to information that has become generally known through no wrongful act on the part of Jan Mattsson or any third party having an obligation of confidentiality to the Company or any of its associated companies. Nothing in this Agreement limits, restricts or in any other way affects Jan Mattsson from communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

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15.3           All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its associated companies and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by Jan Mattsson, shall be the sole and exclusive property of the Company and its associated companies. Except in the proper performance of Jan Mattsson’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, Jan Mattsson will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. Jan Mattsson shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its associated companies and all documents, records and files of the customers and other third parties with whom the Company or any of its associated companies does business (“Third Party Documents”) and each individually a “Third Party Document”) then in Jan Mattsson’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, Jan Mattsson may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, Jan Mattsson shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its associated companies or the third parties with whom the Company or any of its associated companies do business to obtain access to the Documents and Third-Party Documents.

15.4           Jan Mattsson hereby agrees that Jan Mattsson will not, during the employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Further, Jan Mattsson will not bring into the Company any proprietary information or trade secret of any such employer, person or entity unless consented to in writing by such employer, person or entity.

16          Non-competition

16.1           The Parties hereby agree that Jan Mattsson in the course of the employment will gain access to Company specific trade secrets that cannot be protected through patents or other similar registrations and which may cause the Company considerable harm if used for the benefit of a competing business. The Parties furthermore agree that it is a precondition for Jan Mattsson’s employment that the Company can disclose such information to Jan Mattsson in the knowledge that it will not be used to engage in or promote a business that competes with the Company’s (or any associated company’s) business. Jan Mattsson thus agrees to refrain, during the term of this Agreement and for a period of 6 months after its termination, directly or indirectly, whether alone or as a partner, officer, employee, director or executive or consultant, from engaging or having any interest in any business which is directly or indirectly engaged in business which is, at the time of the expiry of the employment, in competition with the business of the Company or any associated company.

16.2           Subject to the exceptions stated below in this section, the Company shall, as compensation for the inconvenience that the existing non-competition covenant causes Jan Mattsson after the expiry of the employment, pay Jan Mattsson per month the

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difference between Jan Mattsson’s average monthly remuneration (both fixed and variable) paid by the Company during the 12 months preceding the time of termination of the employment and the (lower) salary which Jan Mattsson earns, or reasonably could have earned from any new employment or proceeds of any business activity. However, the monthly compensation payable by the Company shall never exceed sixty (60) per cent of Jan Mattsson’s average monthly remuneration as set out above during the restrictive period of the non-competition covenant. For the avoidance of doubt, if Jan Mattsson, despite reasonable efforts to minimise Jan Mattsson’s loss of income, does not obtain new employment or is not engaged in any business activity after the employment with the Company has terminated, the Company shall pay Jan Mattsson per month sixty (60) per cent of Jan Mattsson’s average monthly remuneration as set out above during the restrictive period of the non-competition covenant. The right to compensation according to this section presupposes that there is a causal relationship between Jan Mattsson’s undertaking in accordance with the non-competition covenant and the loss of income that is caused by its application. Compensation shall not be paid in the event of Jan Mattsson’s breach of this non-competition covenant.

16.3           After the expiry of employment, Jan Mattsson is obliged to inform the Company in writing of the level of Jan Mattsson’s current salary from any new employment or proceeds of any business activity. Such written information shall be provided to the Company no later than on the 15th day of each month. In the event such written information is not provided in accordance with this section, it shall be understood that Jan Mattsson has not suffered any loss of income with regards to the concerned month, but Section 16.1 shall still apply.

16.4           Compensation according to this section shall not be paid during any period for which Jan Mattsson receives severance pay from the Company or if the employment expires (i) due to Jan Mattsson’s retirement or (ii) due to the termination of this Agreement with immediate effect.

16.5           During the term of employment, as well as in the event of either Party’s termination of the employment and during such time as the non-competition covenant remains in force, the Company may unilaterally, subject to one (1) month’s prior written notice, either limit the application of the non-competition covenant or completely release Jan Mattsson from the non-competition covenant. In the event of a full release from the non-competition covenant, the Company shall be released from the obligation to pay compensation in accordance with Section 16.2 above.

17          Non-solicitation

17.1           During the term of this Agreement and for a period of six (6) months following termination thereof, Jan Mattsson shall not, directly or indirectly, engage or participate in professional contacts with anyone who, during the twelve months preceding the termination of Jan Mattsson’s employment, has been a customer or client of the Company or any of its associated companies or is a potential customer or client who has been actively approached by the Company or any of its associated companies, with the intention of persuading such customer or client/potential customer or client to change the business relationship, to cease to do business with or to refrain from initiating a business

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relationship with the Company or any of its associated companies. The Company may through written notification release Jan Mattsson from this obligation in specific cases.

17.2           During the term of this Agreement and for a period of six (6) months following termination thereof, Jan Mattsson shall not, directly or indirectly, solicit or attempt to solicit, or participate in the solicitation of employees of the Company, or any of its associated companies, with whom Jan Mattsson has had professional cooperation with during Jan Mattsson’s employment with the Company, or who otherwise have professional competence of importance to the Company, or use the services of any such persons for any means other than for the benefit of the Company. The Company may through written notification release Jan Mattsson from this obligation in specific cases.

18          Liquidated damages

If Jan Mattsson fails to comply with the provisions of Section 14 (Intellectual property rights), Section 15 (Confidentiality), Section 16 (Non-competition) or Section 17 (Non- solicitation), Jan Mattsson shall, in respect of every breach, pay liquidated damages to the Company amounting to six (6) times Jan Mattsson’s average total monthly gross remuneration (both fixed and variable) paid by the Company during the 12 months preceding the breach or, if Jan Mattsson’s employment has expired, immediately prior to the expiry of the employment. In the event the breach is of a continuing nature, during each month that the situation or action constituting the breach continues despite written objection from the Company to Jan Mattsson, the breach shall be deemed to constitute one breach and give rise to an obligation to pay liquidated damages as above. In the event the actual loss caused to the Company exceeds this amount, the Company shall be entitled to damages in respect of such excess amount and/or to take other legal measures.

19          Termination of employment

19.1           This Agreement may be terminated by the Company subject to six (6) months’ notice and by Jan Mattsson subject to six (6) months’ notice. The Agreement expires without any prior notice in conjunction with Jan Mattsson’s retirement pursuant to Section 8.1.

19.2           In connection with either Party’s termination of this Agreement, the Company shall be entitled to relieve Jan Mattsson of the duties as Managing Director with immediate effect. Jan Mattsson shall, however, remain at the Company’s disposal during the notice period to carry out such duties within Jan Mattsson’s competence, as the Board deems fit. The Company is, however, entitled to permanently require Jan Mattsson not to perform any work for the Company. During the notice period, Jan Mattsson may not commence any new employment or engage in any business activity without the prior written consent of the chairman of the Board.

19.3           During the notice period, Jan Mattsson is entitled to all benefits according to the terms and conditions of the Agreement.

19.4           If Jan Mattsson’s employment is terminated (i) by the Company subject to prior notice or

(ii) by Jan Mattsson for Good Reason (as defined in Section 19.6 below), Jan Mattsson shall be entitled to severance pay equivalent to (i) six (6) times the monthly base salary which Jan Mattsson had at the expiry of the employment and (ii) six (6) times the monthly

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proportion of Jan Mattsson’s annual target bonus as applicable at the time of expiry of employment. The severance pay shall be paid monthly during a period of six (6) months in equal instalments starting in the month after the expiry of the employment.

19.5           In the event of a termination of Jan Mattsson’s employment within twelve (12) months following a Change of Control (as defined in the Equity Plan) either (i) by the Company or (ii) or by Jan Mattsson for Good Reason, the severance pay as set out in section 19.4 shall be equivalent to (i) nine (9) times the monthly base salary which Jan Mattsson had at the expiry of the employment and (ii) nine (9) times the monthly proportion of Jan Mattsson’s annual target bonus as applicable at the time of expiry of employment.

19.6           For the purpose of this Agreement, the following, if occurring without Jan Mattsson’s consent, shall constitute “Good Reason” for termination by Jan Mattsson:

a)   a material diminution in the nature or scope of Jan Mattsson’s title, duties, authority or responsibilities;

b)   a requirement that the Jan Mattsson report to any person other than the Board or the CEO following a Change in Control;

c)   a requirement Jan Mattsson relocate his principal work location to a location more than thirty (50) kilometres outside of Gothenburg; or

d)   a material reduction in base salary, which for purposes of this Agreement shall mean a reduction of more than fifteen percent (15%) in the aggregate.

Termination by Jan Mattsson for Good Reason presupposes that Jan Mattsson is (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

19.7           Any obligation of the Company to provide severance pay as set out in this Agreement is conditioned, however, on Jan Mattsson signing and returning to the Company (without revoking) a timely and effective general release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such separation agreement submitted by such deadline, the “Release of Claims”) and on Jan Mattsson’s continued compliance with the obligations of Jan Mattsson to the Company and its associated companies that survive termination of his employment, including without limitation under Section 14 (Intellectual property rights), Section 15 (Confidentiality), Section 16 (Non-competition), Section 17 (Non-solicitation) and Section 18 (Liquidated damages) of this Agreement.

19.8           Notwithstanding anything to the contrary, including, without limitation, the Equity Plan or any subsequent equity plan, in the event of a termination of Jan Mattsson’s employment within twelve (12) months following a Change of Control (as defined in the

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Equity Plan) either (i) by the Company or (ii) or by Jan Mattsson for Good Reason, all equity awards held by Jan Mattsson that are outstanding prior to the Change of Control shall, to the extent unvested or subject to vesting-like restrictions, be fully vested and exercisable (and any vesting-like restrictions shall lapse in full) immediately prior to the Change of Control. The foregoing sentence shall be (A) deemed incorporated into each option agreement or similar agreement evidencing awards made to Jan Mattsson after 1 January 2019 and (B) without prejudice to Jan Mattsson’s right to any earlier acceleration of vesting, continued period of vesting or post-termination rights for Jan Mattsson provided for in the applicable plan or program under which such equity award was granted or under applicable law.

19.9           Salary and other benefits during any notice period or severance pay as set out above shall not be payable for the month in which Jan Mattsson reaches the age of 65. This shall apply in the event of either Party’s termination of this Agreement and irrespective of when such termination takes place.

19.10         In the event of Jan Mattsson’s material breach of Jan Mattsson’s obligations under this Agreement, the Company shall be entitled to terminate the Agreement with immediate effect. Notwithstanding such termination, Jan Mattsson’s obligations pursuant to Section

14 (Intellectual property rights), Section 15 (Confidentiality), Section 16 (Non- competition), Section 17 (Non-solicitation) and Section 18 (Liquidated damages) shall remain in full force and effect.

For the purpose of this Agreement, material breach shall include but not be limited to the following circumstances:

a)   Jan Mattsson’s wilful failure to perform, or gross negligence in the performance of, his material duties and responsibilities to the Company or any of its associated companies;

b)   Conduct by Jan Mattsson that constitutes fraud, embezzlement or other material dishonesty with respect to the Company or any of its associated companies;

c)   Jan Mattsson’s commission of, or admission of, any crime involving moral turpitude; or

d)   Jan Mattsson’s material breach of this Agreement, any material written policies of the Company, or any other agreement between Jan Mattsson and the Company or any of its associated companies or of any fiduciary duty that Jan Mattsson has to the Company or any of its associated companies.

19.11         Jan Mattsson shall at the expiry of the employment deliver up to the chairman of the Board all reports, papers, correspondence, documents and any other materials (including copies thereof) supplied, or entrusted to Jan Mattsson or in Jan Mattsson’s possession in connection with this employment and/or relating to the Company, its associated companies and/or their businesses and the same shall at all times remain the sole property of the Company or the associated company as the case may be.

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20          Amendments

This Agreement may only be changed or amended by an instrument in writing duly executed by the Parties.

21          Governing law and disputes

21.1           This Agreement shall be governed by and construed in accordance with the laws of Sweden.

This Agreement has been duly executed in two original copies of which each of the Parties has taken one.

Gothenburg, Sweden March 7, 2019	Gothenburg, Sweden March 7, 2019

For Albireo AB

/s/ Ronald H.W. Cooper	/s/ Jan Mattson

Ronald H.W. Cooper, Director	Jan Mattsson

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